Exhibit 99.1

Liberty Interactive Corporation Acquires Voting Control of TripAdvisor, Inc.
Englewood, Colorado, December 11, 2012 - Liberty Interactive Corporation (“Liberty”) (Nasdaq: LINTA, LINTB, LVNTA, LVNTB) and TripAdvisor, Inc. (“TripAdvisor”) (Nasdaq: TRIP) announced today that Liberty has purchased a total of 4,799,848 shares of common stock of TripAdvisor from Barry Diller and The Diller-von Furstenberg Family Foundation at a price of $62.50 per share. As part of the transaction, Mr. Diller's right to control the vote of the shares of TripAdvisor's common stock and Class B common stock that are beneficially owned by Liberty has been terminated and Liberty now controls a majority voting stake in TripAdvisor. Giving effect to the transactions, Liberty owns and controls 18,159,752 shares of common stock and 12,799,999 shares of Class B common stock of TripAdvisor, representing approximately 22% of the equity and 57% of the total votes of all classes of TripAdvisor common stock. Liberty has attributed the shares of TripAdvisor common stock that it owns to its Liberty Ventures tracking stock group.
Concurrently with the transaction, Mr. Diller resigned as Chairman of the Board of Directors and as Senior Executive of TripAdvisor, but will continue serving as a director of TripAdvisor. TripAdvisor will make an announcement when the Board of Directors has elected a new Chairman of the Board of Directors.
"Ever since we acquired TripAdvisor in 2004 it's been one of the smoothest and most trouble-free growth stories I've ever known,” said Barry Diller.  “During that time it grew from a startup with $23 million in annual revenues to a $5 billion plus public company with a global brand that operates the world's largest travel site.  Its great progress has happened because of the superb talents of its co-founder and CEO, Steve Kaufer, and the team he leads.  My only reason for resigning as Chairman and disposing of my interests is that I have more obligations than time and transferring control of TripAdvisor to Liberty is something I'm very comfortable with - Liberty has proven itself a fine steward and leader of its controlled businesses.”
“It has been a pleasure to work with Barry and we appreciate his outstanding leadership through the years. I thank him for his numerous contributions and look forward to his continued involvement with our Company as a member of our Board.” said Steve Kaufer, co-founder and CEO of TripAdvisor. “Liberty has been an important stockholder of ours and we look forward to continuing this relationship in the future.”
“We are pleased to take voting control of our longstanding stake in TripAdvisor,” said Greg Maffei, Liberty President and CEO. “TripAdvisor is an established leader in the travel industry and our increased investment in the company is a strong addition to our portfolio.”
About Liberty Interactive Corporation
Liberty Interactive Corporation operates and owns interests in a broad range of digital commerce businesses. Those interests are currently attributed to two tracking stock groups: Liberty Interactive Group and Liberty Ventures Group. The Liberty Interactive Group (Nasdaq: LINTA, LINTB) is primarily focused on digital commerce and consists of Liberty Interactive Corporation's subsidiaries Backcountry.com, Bodybuilding.com, Celebrate Interactive (including Evite and Liberty Advertising), CommerceHub, MotoSport, Provide Commerce, QVC, Right Start, and Liberty Interactive Corporation's interests in HSN and Lockerz. The Liberty Ventures Group (Nasdaq: LVNTA, LVNTB) consists of Liberty Interactive Corporation's non-consolidated assets, including interests in AOL, Expedia, Interval

Leisure Group, Time Warner, Time Warner Cable, Tree.com (Lending Tree), TripAdvisor and various green energy investments.

Liberty Interactive Corporation
Courtnee Ulrich, 720-875-5420

About TripAdvisor
TripAdvisor® is the world's largest travel site,* enabling travelers to plan and have the perfect trip. TripAdvisor offers trusted advice from real travelers and a wide variety of travel choices and planning features with seamless links to booking tools. TripAdvisor branded sites make up the largest travel community in the world, with more than 60 million unique monthly visitors*, and over 75 million reviews and opinions. The sites operate in 30 countries worldwide, including China under daodao.com. TripAdvisor also includes TripAdvisor for Business, a dedicated division that provides the tourism industry access to millions of monthly TripAdvisor visitors.
TripAdvisor, Inc. (NASDAQ: TRIP) manages and operates websites under 19 other travel media brands, and together the sites attract more than 74 million unique monthly visitors.** TripAdvisor, Inc.'s travel media brands include www.airfarewatchdog.com, www.bookingbuddy.com, www.cruisecritic.com, www.everytrail.com, www.familyvacationcritic.com, www.flipkey.com, www.holidaylettings.co.uk, www.holidaywatchdog.com, www.independenttraveler.com, www.onetime.com, www.seatguru.com, www.sniqueaway.com, www.smartertravel.com, www.tingo.com, www.travel-library.com, www.travelpod.com, www.virtualtourist.com, www.whereivebeen.com, and www.kuxun.cn.

*Source: comScore Media Metrix for TripAdvisor Sites, Worldwide, July 2012

**Source: comScore Media Metrix for TripAdvisor, Inc. and its subsidiaries, Worldwide, July 2012

©2012 TripAdvisor, Inc. All rights reserved.

Safe Harbor Statement

Statements in this press release regarding management's future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to TripAdvisor, Liberty or the transactions described herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, the expected closing date, the expected leadership changes, and other statements regarding management's plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in Liberty's and/or TripAdvisor's filings with the Securities and Exchange Commission. As a result of such risks, uncertainties and factors, Liberty's or TripAdvisor's actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Liberty and TripAdvisor are providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.